Exhibit 10.5

Momentive Global Inc.

One Curiosity Way

San Mateo, CA 94403

February 28, 2022

Legion Partners Asset Management, LLC

12121 Wilshire Blvd, Suite 1240

Los Angeles, CA 90025

Attn: Chris Kiper

Raymond White

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Momentive Global Inc. (“Company”) and (b) Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion”), and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Legion, the “Legion Signatories”). Company and the Legion Signatories are collectively referred to as the “Parties.” The Legion Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Legion Signatory are collectively referred to as the “Legion Group.”

1.
Legion Designee; Board Size. Company’s Board of Directors (the “Board”) has taken all action necessary to appoint Sagar Gupta (the “Legion Designee”) as a Class I director with a term expiring at Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), with such appointment to be effective upon the completion of a customary background check of the Legion Designee (which Company has undertaken). Subject to the terms of this Agreement, the Board will include the Legion Designee on the Board’s slate of director nominees standing for election at the 2022 Annual Meeting. Company will recommend that Company’s stockholders vote, and will solicit proxies, in favor of the election of the Legion Designee at the 2022 Annual Meeting and otherwise support the Legion Designee for election in a manner no less rigorous and favorable than the manner in which Company supports its other director nominees at the 2022 Annual Meeting. Company acknowledges and agrees that prior to the date of this Agreement, Company has received all requested information from the Legion Designee and, other than for the completion of a background check, the Legion Designee satisfies all eligibility, independence and other criteria required by Company in accordance with past practice with respect to other members of the Board. Prior to the expiration of the Restricted Period (as defined below), the Board will not increase the size of the Board to more than 10 directors without the prior written consent of Legion, such consent not to be unreasonably withheld.
2.
Committee Assignment. The Board has taken all action necessary so that upon joining the Board, the Legion Designee will be appointed as a member of the Board’s Strategic Committee (the “Strategic Committee”). It is the Board’s intention that (a) Susan L. Decker and David Ebersman will continue to serve on the Strategic Committee; and (b) the Strategic

Committee will continue to oversee and direct the process of exploring and evaluating potential strategic alternatives and engage with advisors retained in connection with these matters. Subject to the terms of this Agreement, without the prior consent of Legion, during the Restricted Period and so long as the Legion Designee continues to serve as a director, the Board will not (a) remove the Legion Designee from the Strategic Committee; (b) dissolve the Strategic Committee; or (c) materially change the size, purposes or powers of the Strategic Committee as established as of the date of this Agreement. Except as otherwise set forth in this Agreement, the Board will consult with the Legion Designee regarding the appointment of the Legion Designee to one or more other committees of the Board, with the understanding that the intent of the Parties is that the Legion Designee (and any Replacement Designee) will be considered for membership on committees of the Board in the same manner as other non-employee members of the Board. The Legion Designee will have the same right as other non-employee members of the Board to be invited to attend meetings of committees of the Board of which the Legion Designee is not a member, in all cases consistent with Company’s policies and historical practice. Further, in the event that the Board establishes any new committees of the Board during the Restricted Period, the Legion Designee will be considered for membership on such committees in the same manner as other independent members of the Board.
3.
Replacement Designee. Subject to the terms of this Agreement, during the Restricted Period, if the Legion Designee is no longer serving on the Board for any reason (other than in the circumstances described in paragraph 8), then, as promptly as practicable, Legion will have the right to identify a new independent director to replace the Legion Designee for the remainder of the Legion Designee’s term (a “Replacement Designee”). The Replacement Designee must (a) be considered “independent” under applicable rules of the Securities and Exchange Commission (the “SEC”) and the rules of any stock exchange on which securities of Company are listed; (b) possess relevant skillsets; (c) be reasonably acceptable to the Board; and (d) comply with Company’s procedures (as in effect from time to time) for director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with, as requested, the members of the Nominating and Corporate Governance Committee (including any successor committee) of the Board and the Board). The Board will use its reasonable best efforts, in good faith and consistent with its fiduciary duties, to approve or deny any candidate for Replacement Designee and, upon approval of the Replacement Designee (such approval not to be unreasonably withheld, conditioned or delayed), to promptly appoint the Replacement Designee to the Board. In the event the Board declines to approve a candidate for Replacement Designee, then Legion may propose one or more additional candidates to be the Replacement Designee and the process described in this paragraph 3 will continue until a Replacement Designee is approved by the Board. If any Replacement Designee constitutes a Restricted Person (as defined below), then prior to being appointed to the Board, the Replacement Designee will execute a joinder to this Agreement with Company agreeing to be bound by this Agreement in such person’s capacity as a member of the Legion Group. Upon becoming a member of the Board, the Replacement Designee will be deemed to be the Legion Designee for all purposes of this Agreement.
4.
Recusal. The Legion Group understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the Legion Designee be recused from (and may restrict access to information of Company in respect of) any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to (a) this Agreement; (b) any action taken or proposed by any member of the Legion Group with respect to Company; or (c) any proposed transaction between Company and any member of the Legion Group.
5.
Compliance with Laws and Company Policies. The Legion Group acknowledges that the Legion Designee (and, to the extent applicable, other members of the Legion Group) will be subject to the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s corporate governance guidelines, code of conduct, director resignation, insider trading, related party transaction, Regulation FD and disclosure policies, in each case in effect and as modified from time to time (collectively, the “Laws and Company Policies”). Company will make available to the Legion Designee copies of all written Laws and Company Policies not publicly available on Company’s website. Notwithstanding anything in this Agreement to the contrary, Company agrees that the Legion Designee may provide confidential information of Company to Legion and its employees for the purpose of assisting the Legion Designee in his role as a director of Company and related compliance matters subject to, and solely in accordance with the terms of, a customary confidentiality agreement among Legion and Company restricting the disclosure and use by Legion and its employees of such confidential information. Legion and Company will cooperate to prepare and enter into such confidentiality agreement as promptly as practicable following the execution and delivery of this Agreement.
6.
No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, but subject to the Laws and Company Policies, Company and the Legion Group each acknowledge that the Legion Designee, during the Legion Designee’s service as a director of Company, will not be prohibited from acting in the Legion Designee’s capacity as a director of Company or from complying with the Legion Designee’s fiduciary duties as a director of Company (including voting as a director on any matter submitted for consideration by the Board or any committee of the Board on which the Legion Designee serves, participating in deliberations or discussions of the Board or any committee of the Board on which the Legion Designee serve, and making suggestions or raising any issues or recommendations to the Board or any committee of the Board on which the Legion Designee serve).
7.
Director Benefits. The Legion Designee will be entitled to the same director benefits as other members of the Board, including (a) compensation for such director’s service as a non-employee director and reimbursement of such director’s expenses on the same basis as other non-employee directors of Company generally; (b) equity-based compensation grants and other benefits, if any, on the same basis as other non-employee directors of Company generally; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
8.
Resignation. Concurrent with the execution and delivery of this Agreement, the Legion Designee has executed and delivered to Company an irrevocable written resignation from the Board in the form attached as Exhibit A (the “Resignation Letter”), it being understood that it will be in the Board’s sole discretion whether to accept or reject such resignation. The Legion Group acknowledges and agrees that if at any time during the term of this Agreement, the Legion Group’s aggregate Net Long Shares (as defined below) fall below 1,000,000 shares of Company’s common stock (subject to adjustment for stock splits, reclassifications and combinations), (a) the rights of the members of the Legion Group and the obligations of Company pursuant to paragraph 1, paragraph 2 and paragraph 3 will immediately terminate; and (b) the Legion Designee will immediately and automatically tender his resignation pursuant to the Resignation Letter, it being understood that the Board will have the right to decline such resignation.
9.
Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, the members of the Legion Group will cause all Voting Securities (as defined below) that are beneficially owned by the members of the Legion Group to be (a) present for quorum purposes, if applicable; and (b) voted or consented (i) in accordance with the Board’s recommendation with respect to the Declassification Proposal (as defined below), in favor of the election of each person nominated by the Board for election as a director, against the removal of any director, and against the election as director of any person that is not approved and recommended by the Board for election as a director; and (ii) in accordance with the Board’s recommendation with respect to all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent unless, in the case of this clause (ii), such proposal is not approved by the Legion Designee in his capacity as a member of the Board (in which case each member of the Legion Group will have the ability to vote freely or act by written consent freely with respect to such proposal).
10.
Corporate Governance Matters.
(a)
Declassification. At the 2022 Annual Meeting, Company will submit to a vote of its stockholders an appropriate binding proposal (the “Declassification Proposal”) that, if approved by stockholders, would begin the process of declassifying such that the directors elected at the 2022 Annual Meeting would be elected to terms expiring at Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). The Board will recommend that Company’s stockholders vote, and will solicit proxies, in favor of the Declassification Proposal at the 2022 Annual Meeting in a manner no less rigorous and favorable than the manner in which Company supports its other proposals at the 2022 Annual Meeting.
(b)
Adoption of Majority Voting. Prior to Company filing its definitive proxy statement for the 2022 Annual Meeting, the Board will take all action necessary to adopt a customary majority voting standard in uncontested elections of directors that is consistent with the principles on Exhibit B. Concurrent with the execution of this Agreement, Legion irrevocably withdraws its shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act relating to a majority voting standard in uncontested elections of directors (the “Shareholder Proposal”).
11.
Standstill. During the Restricted Period, Legion will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(a)
with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities

Exchange Act of 1934 (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;
(b)
initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) any stockholders of Company for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;
(c)
with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;
(d)
(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;
(e)
with respect to Company, (i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records;
(f)
other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);
(g)
(i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the acquisition by any Third Party (as defined below) of more than 50 percent of Company’s common stock or all or substantially all of Company’s assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) solicit any

Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) except with respect to any Extraordinary Transaction that has not been approved by the Legion Designee in such person’s capacity as a member of the Board, publicly comment on any Extraordinary Transaction or proposal regarding any Extraordinary Transaction (it being understood that this clause (g) will not restrict any Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);
(h)
institute, solicit, encourage, threaten, assist or join, as a party, any litigation, arbitration or other proceeding against or involving Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that this clause (h) will not prevent any Restricted Person from (i) bringing litigation primarily to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; (v) responding to or complying with a validly issued legal process; or (vi) bringing litigation against any such person in the case of fraud by such person;
(i)
take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(j)
other than through non-public communications with Company that would not reasonably be expected to result in or involve public disclosure obligations for any Party, make any request or submit any proposal to amend or waive the terms of this Agreement;
(k)
(i) compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; or (ii) have any other agreement, arrangement or understanding, whether written or oral, with any person related to his or her service as a director of Company, except for customary indemnification obligations to the Legion Designee in their capacity as an employee of a member of the Legion Group as disclosed in writing to Company prior to the date of this Agreement;

(l)
other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;
(m)
acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Legion Group beneficially owning, more than 9.9 percent of the then-outstanding Voting Securities (including, for purpose of this calculation, all Voting Securities that such member of the Legion Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities); or
(n)
other than through open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Third Party that, to the knowledge of any Legion Signatory (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial ownership of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has beneficial ownership of more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (n) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement will be deemed to prevent any member of the Legion Group from (i) communicating privately with the Board or Company’s chief executive officer or chief financial officer regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require Company or any member of the Legion Group to make public disclosure with respect thereto; (ii) communicating privately with stockholders of Company, but only so long as such communications do not violate any provision of this Agreement; (iii) identifying potential director candidates to serve on the Board or retaining advisors, including public relations or proxy solicitation firms, so long as such actions do not create a public disclosure obligation for the Legion Group or Company, are not publicly disclosed by the Legion Group or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (iv) making or sending private communications to investors in any member of the Legion Group or any of their Affiliates or prospective investors in any member of the Legion Group or any of their Affiliates, but only if such communications are (1) not made with an intent to circumvent or violate any of the restrictions set forth in paragraph 11, (2) based on publicly available information and (3) not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; or (v) making any statement in response to any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any lawsuit, action, suit, claim or other proceeding before any court or that Legion reasonably believes, after consultation with outside counsel, to be legally required by applicable law.

12.
Mutual Non-Disparagement. During the Restricted Period, (a) each member of the Legion Group will not, and will cause the other Restricted Persons not to, make, or cause to be made, by press release or public statement to the press or media, any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages its officers or its directors or any person who has served as an officer or director of Company in the past; and (b) Company will not, and will not instruct its officers, directors and employees to, make, or cause to be made by press release or public statement to the press or media, any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Legion Group, the members of the Legion Group or their respective officers or directors or any person who has served as an officer or director of an Legion Group in the past. This paragraph 12 will not restrict the ability of any Party to (i) comply with any applicable law or subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Party; or (ii) enforce such Party’s rights pursuant to this Agreement.
1.
Compliance with this Agreement. Legion will cause the Restricted Persons to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).
13.
Expenses. All fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense, except that Company will reimburse the Legion Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with (a) its declassification proposal submitted under Rule 14a-8 of the Exchange Act in connection with the 2021 annual meeting of stockholders; (b) Company’s special meeting of stockholders held on February 25, 2022; (c) the 2022 Annual Meeting, including the submission of the Shareholder Proposal and nomination of directors; and (d) the negotiation and execution of this Agreement, provided that such reimbursement will not exceed $250,000 in the aggregate.
14.
Public Disclosure.
(a)
Press Release. No later than 6:00 a.m., Pacific time, on February 28, 2022, Company and Legion will issue a joint press release in the form attached as Exhibit C (the “Press Release”). During the Restricted Period, neither Company nor the members of the Legion Group will (i) make any public statements with respect to the matters covered by this Agreement (including in any Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release; or (ii) speak on the record or on background with the media about the other

Party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives. Prior to the issuance of the Press Release, neither Company nor the members of the Legion Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.
(b)
Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Legion and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Legion or its counsel.
15.
Termination. This Agreement will cease, terminate and have no further force and effect upon the expiration of the Restricted Period, unless earlier terminated by mutual written agreement of the Parties. Paragraphs 14, 16, 18, and 21 through 30 will survive the termination of this Agreement. Upon the occurrence of an Uncured Breach, the rights of the members of the Legion Group and the obligations of Company pursuant to paragraph 1 and paragraph 3 will immediately terminate. If the Legion Designee is not appointed to the Board by 5 p.m., Pacific time, on March 3, 2022, then the Legion Group may terminate this Agreement.
16.
Definitions. As used in this Agreement, the term (a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (c) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act; (d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (e) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; (f) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is 20 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2023 Annual Meeting pursuant to Company’s bylaws as in effect on the date of this Agreement, provided that upon Company’s public announcement of Company’s entry into any transaction that would constitute or result in an Extraordinary Transaction that has not been approved by the Legion Designee in such person’s capacity as a member of the Board, this Agreement will immediately and automatically terminate in its entirety, and no Party will have any further rights or obligations under this Agreement; (h) “Restricted Persons” means the members of the Legion Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Legion Group; (i) “Uncured Breach” means the submission of a notice of nomination by any Restricted Person of one or more candidates for election at any meeting of stockholders, or the making by any Restricted Person of any statement in support of the nomination or election of any person as a director of Company that is not approved and recommended by the Board for election; and (j) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
17.
Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).
18.
Representations of the Legion Signatories. Each of the Legion Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) as of the date of this Agreement, it has not, and no other member of the Legion Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities, except for customary indemnification obligations to the Legion Designee in their capacity as an employee of a member of the Legion Group disclosed in writing prior to the date of this Agreement; and (e) as of the date of this Agreement, the Legion Group (i) is the beneficial owner of an aggregate of 2,146,312 shares of Company’s common stock, including 589,700 shares underlying call options currently exercisable and has voting authority over such shares, except with respect to the shares underlying the call options; (ii) is the beneficial owner of an aggregate 1,556,612 Net Long Shares; and (iii) owns no other equity or equity-related interest in Company.
19.
Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.
20.
Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity.
21.
Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

22.
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
23.
Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 27 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
2.
Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
24.
Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
25.
Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 27 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 27 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 27, provide updated information for notices pursuant to this Agreement.

If to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, CA 94403

Attn: Lora Blum

Email: lora@momentive.ai

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94063

Attn: Katharine A. Martin

Martin W. Korman

Douglas K. Schnell

Remi P. Korenblit

Email: kmartin@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to the Legion Group:

Legion Partners Asset Management, LLC

12121 Wilshire Blvd, Suite 1240

Los Angeles, CA 90025

Attn: Raymond White

Email: TWhite@legionpartners.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Steve Wolosky

Elizabeth Gonzalez-Sussman

Email: swolosky@olshanlaw.com

egonzalez@olshanlaw.com

26.
Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
27.
Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
3.
Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

Very truly yours,

MOMENTIVE GLOBAL INC.

By: /s/ Zander Lurie x

Name: Zander Lurie

Title: Chief Executive Officer

ACCEPTED AND AGREED

as of the date written above:

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper x
	Name:	Christopher S. Kiper
	Title:	Managing Member

LEGION PARTNERS, L.P. I

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper x
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, L.P. II

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper x
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, LLC

By: Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper x
	Name:	Christopher S. Kiper
	Title:	Managing Member

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper x
	Name:	Christopher S. Kiper
	Title:	Managing Director

/s/ Christopher S. Kiper
CHRISTOPHER S. KIPER

/s/ Raymond T. White
RAYMOND T. WHITE

/s/ Sagar Gupta
SAGAR GUPTA

EXHIBIT A

Form of Resignation Letter

[●], 20[●]

Board of Directors

Momentive Global Inc.

One Curiosity Way

San Mateo, CA 94403

Ladies and Gentlemen:

Reference is made to the letter agreement, dated February 28, 2022 (the “Agreement”), between (a) Momentive Global Inc. and (b) Legion Partners Asset Management, LLC and the other parties thereto. Capitalized terms used in this letter but not defined have the meaning set forth in the Agreement.

I hereby irrevocably offer to resign from my position as a member of the Board, and from any committees of the Board on which I serve, upon the Legion Group’s aggregate Net Long Shares falling below 1,000,000 shares of Company’s common stock (subject to adjustment for stock splits, reclassifications and combinations).

Very truly yours,

____________________________________

Sagar Gupta

EXHIBIT B

Majority Voting Matters

•
Customary majority voting amendments to Company’s bylaws and the adoption of a resignation policy providing that each incumbent director will submit an irrevocable, conditional offer of resignation effective if such incumbent director fails to receive a greater number of votes “for” his or her election than votes “against” his or her election in an uncontested election, subject to the Board’s acceptance thereof.
•
The Board will decide whether to accept the tendered resignation or reject it no later than 90 days following certification of the stockholder vote. The Board will consider customary factors in deciding whether to accept the tendered resignation or reject it including, without limitation, the stated reasons why stockholders voted “against” the director, the length of service and qualifications of the director whose resignation has been tendered, and the director’s contributions to Company and the Board and/or its committees during prior service.
•
Plurality exception for a contested meeting will only apply if the number of nominees exceeds the number of directors to be elected as of the date of the filing of Company’s definitive proxy statement.

EXHIBIT C

CONFIDENTIAL - DRAFT

Momentive Moves Forward as a Leader in Agile Experience Management

Announces $200 Million Share Repurchase Program

Promotes Priyanka Carr to Chief Operating Officer

Announces Cooperation Agreement With Legion Partners; Sagar Gupta to Join Board of Directors

Announces Corporate Governance Changes

SAN MATEO, Calif. — February 28, 2022 — Momentive (NASDAQ: MNTV — maker of SurveyMonkey), an agile experience management Company, today outlined its plans to leverage the strengths of its products, its hybrid go-to-market strategy, and its strong financial profile to accelerate value creation for stockholders. As part of this plan, the Company announced changes to its Board of Directors and the Board’s Strategic Committee, and that it has authorized a $200 million share repurchase program.

“We have conviction in our strategy,” said Zander Lurie, chief executive officer of Momentive. “The setbacks we’ve faced are transient. We compete in a massive market and we maintain a valuable portfolio of products that address specific challenges our customers face, in small and large companies alike. Our sales-assisted business is strong, and our team is committed and inspired to drive value for our customers and shareholders.”

Stockholder Letter Published Today, Investor Day Targeted for the Second Quarter

Momentive outlined their go-forward plan in a letter to stockholders posted on their investor relations website at https://investor.momentive.ai. Key areas of focus include:

●
Customer-centric innovation: Product development focused on customer personas and purpose- built solutions that are resonating in the market.
●
Clearer market positioning: Streamlined positioning, consolidating to two brands and web surfaces—Momentive and SurveyMonkey—with strong connective tissue between the two. The Company will make its customer experience offering, known today as GetFeedback, a cornerstone of Momentive, which will clearly communicate the value of the Company’s suite of upmarket solutions. SurveyMonkey will reinforce the merits of its complementary products for value- oriented customers who prioritize speed and ease of use.
●
Hybrid go-to-market (GTM): Reducing friction in the buying process and meeting customers where they prefer to buy, whether through a product-led or sales-assisted GTM motions.

●
Steering into customer expansion: Delivering more to existing customers—deeper relationships, more value, and more products—as only 6% of the Company’s sales-assisted customers currently use more than one product.

Momentive expects to build on its track record of profitable growth, with added emphasis on driving meaningful non-GAAP operating margin leverage, beginning in 2022. The Company’s goal is to become a consistent “Rule of 40” company.

Management expects to host a virtual investor day in the second quarter to share more details on its product and go-to-market initiatives, as well as provide an updated long-term operating model. We’ll publish a date in the near future.

Leadership Change

Priyanka (Pri) Carr has been promoted from general manager of the market research business to the role of chief operating officer, reporting to CEO Zander Lurie. Pri will lead the functions responsible for building great products (product strategy, design, methodology, research), bringing them to market (product marketing, pricing, partnerships), and driving Momentive’s scaled product-led growth motion. The Company believes that unifying these functions under one leader will enable more customer-centric product innovation. Tom Hale will be leaving after nearly six years. Under Tom's leadership, the Company scaled its operations and expanded its sales-assisted motion. Momentive is grateful for Tom’s partnership and wishes him well in his next chapter.

Pri joined Momentive in 2014 and most recently served as the general manager of the Company’s market research business. Previously, she led the Company’s strategy, corporate development, and partnerships function. Prior to joining Momentive, Pri led teams at Bain & Company in its technology, media, telecommunication, and private equity practices.

$200 Million Share Repurchase Program Authorized

Based on its conviction in its go-forward plan, Momentive also announced today that its Board of Directors authorized a $200 million share repurchase program.

First Quarter 2022 Outlook Provided

Today, Momentive is providing its outlook for the first quarter of 2022. For Q1 2022, the Company currently expects:

•
Total revenue in the range of $114.5 to $116.5 million. The midpoint is based on expected year- over-year growth in the thirties for our sales-assisted channel revenue and mid-single digit growth for our product-led channel revenue.
•
Non-GAAP operating margin of approximately (1%).

For the first quarter of 2022, the Company expects basic weighted average shares outstanding to be approximately 151 million and dilutive weighted average shares outstanding to be approximately 153 million. The Company plans to resume providing full year financial guidance in parallel with its Q1 2022 financial results in early May.

Stockholder Cooperation Agreement and Corporate Governance Changes

The Company has entered into a cooperation agreement with Legion Partners, a significant stockholder of Momentive. As part of the agreement, the Company will appoint Legion’s Sagar Gupta to the Momentive Board of Directors, and he will serve as a member of the Board’s Strategic Committee, which will continue to oversee and direct the Company’s strategic review. Commenting on the Strategic Committee, David Ebersman, the Chair of Momentive’s Board said, “We will focus on driving stockholder value and will remain committed and open minded to this important objective on the journey ahead.”

Gupta stated, “I am excited to be joining the Board at this important moment, and to help ensure that the Company acts with conviction to effectively maximize value for all stockholders.”

Under the agreement, Legion has agreed to vote its shares in favor of the Momentive Board’s nominees at the 2022 annual meeting, as well as other customary standstill provisions.

Separately, Brad Smith, who has served on the Momentive Board since 2017, was recently named President at Marshall University and will be stepping down as a director. “I’d like to thank Brad Smith for his many years of extraordinary insight and mentorship,” said Lurie. “Marshall will benefit greatly from Brad’s leadership.”

In addition, the Company will also take the following actions to further enhance its corporate governance:

•
Momentive stockholders will vote at the 2022 annual meeting to approve an amendment to the Company’s certificate of incorporation to declassify the Board and, subject to approval of the amendment, the Company will begin to declassify the Board and allow for the annual election of directors beginning with the 2022 annual meeting; and
•
The Board will implement a majority voting standard in uncontested elections of directors, where directors would be elected if they receive more votes in favor than against, and each incumbent director will submit an irrevocable, conditional offer of resignation effective if such director fails to receive a majority vote in favor of their election.

The full agreement between Momentive and Legion, as well as additional details regarding the governance changes, will be filed with the Securities and Exchange Commission.

About Sagar Gupta

Sagar Gupta is a Senior Analyst and head of TMT Investing at Legion Partners, a value-oriented activist investment manager. Previously, Sagar was a member of the founding team at Finchwood Capital, a concentrated, long/short TMT equity hedge fund. Prior to Finchwood, he was at Balyasny Asset Management, a long/short equity hedge fund, where he focused on TMT investing. Before Balyasny, he was at Kohlberg Kravis Roberts & Co. (KKR) as a member of the special situations and private debt investment teams. Sagar began his career as an investment banker with UBS. He earned a BS in Business Administration from the Haas School of Business at the University of California, Berkeley, where he graduated Beta Alpha Psi.

About Momentive

Momentive (NASDAQ: MNTV—maker of SurveyMonkey) is a leader in agile experience management, delivering powerful, purpose-built solutions that bring together the best parts of humanity and technology to redefine AI. Momentive products, including SurveyMonkey and Momentive brand and market insights solutions, empower decision-makers at 345,000 organizations worldwide to shape exceptional experiences. Millions of users rely on Momentive to fuel market insights, brand insights, employee experience, customer experience, and product experience. Ultimately, the company’s vision is to raise the bar for human experiences by amplifying individual voices. Learn more at momentive.ai.

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements about our financial outlook, strategic initiatives, products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes. The risks and uncertainties referred to above include - but are not limited to - risks related to the impact of the termination of our transaction with Zendesk, including potential adverse reactions or changes to our relationships with employees, customers and business partners; the diversion of the attention of the Momentive management from ongoing business operations and expenses and opportunity costs of the transaction; risks related to the COVID-19 coronavirus pandemic; our ability to retain and upgrade customers; our revenue growth rate; our brand (including our recent rebranding); our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions.

Further information on these and other factors that could affect our financial results are included in documents that we file with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Annual Report on Form 10-K that was filed for the year ended December 31, 2021, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.momentive.ai. We undertake no obligation to update the information in this release.

Use of Non-GAAP Financial Measures

This press release contains information about Momentive Global Inc.’s financial results which are not presented in accordance with U.S. GAAP. Non-GAAP Income from operations and Non-GAAP Operating margin are non-GAAP financial measures.

The company defines Non-GAAP income from operations as GAAP loss from operations excluding: (i) stock-based compensation, net, (ii) acquisition-related transaction costs, and (iii) amortization of acquisition intangible assets and has excluded the effect of these items because they are non-cash and/or are non-recurring in nature and because the company believes that the Non-GAAP financial measure excluding these items provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. Non-GAAP operating margin is defined as Non-GAAP operating income from operations divided by revenue.

A limitation of Non-GAAP financial measures is that they do not have uniform definitions. Accordingly, the company’s definitions for the Non-GAAP measures used will likely differ from similarly titled Non-GAAP measures used by other companies thereby limiting comparability.

The company uses Non-GAAP measures to compare and evaluate its operating results across periods in order to manage its business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing its strategic operating plans. The company believes that these Non-GAAP measures provide useful information about its operating results, enhance the overall understanding of its past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by its management in evaluating the company’s financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

Investor Relations Contact:

Gary J. Fuges, CFA investors@momentive.ai

Media Contact:

Katie Miserany pr@momentive.ai

Source: Momentive Global Inc.